Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

Las Vegas - October 7, 2016 - Full House Resorts, Inc. (NASDAQ: FLL) (the “Company”) announced today that it has commenced a $5,000,000 rights offering. The Company expects to distribute, at no charge, non-transferable subscription rights to purchase shares of the Company’s common stock, par value $0.0001 per share, for $1.30 per share. The subscription rights will be exercisable for up to a total of 3,846,154 shares of Full House’s common stock.

Each right received in the rights offering will entitle the holder to a basic subscription right and an over-subscription right. Under the basic subscription right, each whole right entitles its holder to purchase 0.2022 new shares for each share of the Company’s common stock held as of 5:00 p.m., Pacific time, on August 25, 2016 (the "rights distribution record date"), which is the same as one new share for each 4.9449 shares held as of the rights distribution record date. The rights will expire and will have no value if not exercised prior to the expiration of the rights offering at 5:00 p.m. Eastern time, on October 28, 2016.

Under the over-subscription right, each rightsholder exercising its basic subscription right in full will have the right to subscribe, at the subscription price, for additional shares to the extent not purchased by other rightsholders, which may be up to five times such rightsholder’s basic subscription right and to the extent available following the purchase of 1,000,000 shares by the standby purchaser. If the Company receives oversubscription requests for more shares of common stock than the Company has available for oversubscriptions, each requesting rightsholder will receive its pro rata portion of the available shares based on the number of shares it requested under its oversubscription rights. If following allocation of available shares to all oversubscribing rightsholders the Company has allocated fewer than 3,846,154 shares (including the first 1,000,000 shares allocated to the standby purchaser), the standby purchaser will purchase the remaining shares.

The total gross proceeds of the rights offering is highly likely to be $5,000,000 whether or not fully subscribed by the rightsholders because the Company is entering into a standby purchaser agreement with Daniel R. Lee, its chief executive officer, president and a director (the “standby purchaser”). The standby purchaser has agreed to purchase all shares not purchased by the rightsholders at the subscription price to the extent necessary to generate $5,000,000 in gross proceeds, subject to the cap mentioned above. Consummation of the standby purchase is subject to usual and customary closing conditions.

The Company has been informed by Bradley M. Tirpak, chairman of the Company’s board of directors, Daniel R. Lee, president and chief executive officer and a director of the Company, and Craig W. Thomas, a director of the Company, that they each intend to exercise their basic subscription rights in full and may elect to exercise their oversubscription rights as well. Collectively, these individuals will receive basic rights to purchase approximately 7.3% of the common stock offered in the rights offering. These intentions, combined with the standby purchaser's commitment, provide further assurance that the Company will receive all $5 million of intended proceeds. However, neither the board of directors nor management has made any recommendation as to whether you should exercise your rights.

The purpose of the rights offering is to raise equity capital in a cost-effective manner that allows current holders of common stock to participate. The net proceeds will be used to partially fund approximately $10 million of growth projects at existing properties. These projects include refurbishment of the Grand Lodge Casino; new parking and entrances at Stockman’s Casino; a VIP gaming area, sense of arrival improvements, a new casino restaurant, an RV park, and a ferry boat service at Rising Star Casino Resort; a pool and beach complex at Silver Slipper Casino and Hotel; design work for a future hotel addition at Bronco Billy’s Casino and Hotel; and for general corporate purposes. All of these improvements (except for the new potential hotel at Bronco Billy's) are anticipated to be completed within approximately two years. Additionally, the Company’s first lien credit agreement has a provision which requires the Company to raise a minimum of $5,000,000 in equity capital no later than May 13, 2017 to prevent the interest rate on the Company’s first lien debt from increasing by 50 basis points, which would cost the Company approximately $0.2 million per year in additional interest expense. For additional information, please see “Use of Proceeds” in the company’s registration statement.

A registration statement on Form S-3 relating to these securities was declared effective by the Securities and Exchange Commission on October 6, 2016.  A copy of the prospectus forming a part of the registration statement may be obtained free of charge at the website maintained by the SEC at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-looking Statements
This press release contains statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding the expected completion of the rights offering and the expected budget and completion date for the Company’s growth projects. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com